Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Naked Brand Group Limited of our report dated June 29, 2018, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2, as to which the date is February 22 , 2019, relating to the financial statements of Bendon Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Sydney, Australia

February 22 , 2019